EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports
Fiscal 2010 Second Quarter Financial Results
- - -

New York, New York – March 9, 2010 —Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced financial results for its fiscal 2010 second quarter and six months ended January 23, 2010.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “The turnaround strategy that we first introduced approximately one year ago has strengthened the Company’s foundation and positioned us for improved results.  While we continue to face certain macroeconomic pressures, the benefits from our cost cutting program have started to help offset these effects and will increasingly play a part in our turnaround.  Overall, the cost control measures we have put in place have reduced expenses significantly.  On an operational basis (which includes our wholesale division for the period prior to the merger from August 2007 through January 2008), we have reduced our selling, general and administrative expenses from approximately $91,000,000 in the fiscal year ended July 26, 2008 to $74,496,000 in the fiscal year ended July 25, 2009 and we have reduced expenses in the first six months of fiscal 2010 by an additional $3,493,000.  We are continuing to focus on reducing expenses and expect further reductions in fiscal years 2010 and 2011.

“Most recently, we announced an agreement to exchange our outstanding long-term debt and preferred stock for common stock at a 50% discount.  This transaction will significantly strengthen our balance sheet by increasing shareholders’ equity by more than $22.8 million when we close the transaction.”

Fiscal 2010 Second Quarter Compared to Fiscal 2009 Second Quarter:
•	Net sales decreased 21.3% to $41,321,000 from $52,516,000
o	Total store sales decreased 6.5% while comparable store sales decreased 5.3%
o	Direct sales (catalog and website operations) were relatively flat year-over-year
o	Total wholesale sales decreased $9,586,000 or 67.7%, which accounted for approximately 86% of our total decrease
•	Gross margin, as a percentage of net sales, decreased to 34.0% from 34.8%
•	Selling, general and administrative expenses decreased by 3.6% to $18,141,000, or 43.9% of sales, from $18,812,000 or 35.8% of sales
•	Net loss applicable to common shareholders was $4,860,000, or ($0.18) per diluted share, compared to a net loss of $20,201,000, or ($0.77) per diluted share
•	Adjusted EBITDA was a loss of $2,617,000 compared to a profit of $1,278,000. A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.

Fiscal Six Months Ended January 23, 2010 Compared to Fiscal Six Months Ended January 24, 2009:
•	Net sales decreased 17.4% to $78,529,000 from $95,081,000
o	Total store sales decreased 5.3% while comparable store sales decreased 4.7%
o	Direct sales (catalog and website operations) decreased 4.7%
o	Total wholesale sales decreased $12,928,000 or 54.8%, which accounted for approximately 78% of our total decrease
•	Gross margin, as a percentage of net sales, decreased to 33.9% from 34.7%
•	Selling, general and administrative expenses decreased by 9.2% to $34,694,000, or 44.2% of sales, from $38,187,000 or 40.2% of sales
•	Net loss applicable to common shareholders was $9,315,000, or ($0.35) per diluted share, compared to a net loss of $25,487,000, or ($0.97) per diluted share
•	Adjusted EBITDA was a loss of $4,950,000 compared to a loss of $1,662,000. A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.

“Our results for the second quarter benefited from the closing of underperforming retail stores and strengthening our e-commerce capabilities over the past year.  However, while we have focused on redefining our wholesale business, our revenue was down 67.7% in the second quarter compared to last year due to a reduction in net sales with our largest customer, which accounted for 78% of the decrease.  We believe revenue for the wholesale business has now stabilized and will begin to improve over the next year as we roll out new programs aimed at stimulating sales,” continued Mr. Lynch.

“We are excited by the direction the Company has taken over the past year and remain confident in our ability to maintain a strong brand.  The focus for the future will be on several fronts, including: driving increased traffic to our e-commerce website; increasing our wholesale sales by developing Frederick’s of Hollywood brand extension opportunities with select wholesale customers; and announcing the first agreement for our recently announced licensing initiative for the Frederick’s of Hollywood brand,” concluded Mr. Lynch.

Non-GAAP Financial Measures
For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net loss appearing on the statement of operations less depreciation and amortization, interest, income tax expense, stock compensation expense, deferred rent and non-cash goodwill impairment.  Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods.  Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended		Six Months Ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009
Net loss applicable to common shareholders	$(4,860)	$(20,201)	$(9,315)	$(25,487)
Depreciation and amortization	1,387	1,536	2,782	3,006
Interest	589	421	950	849
Income tax expense	23	21	47	41
Stock compensation expense	171	198	362	440
Deferred rent	73	203	224	389
Non-cash goodwill impairment	-	19,100	-	19,100
Adjusted EBITDA	$(2,617)	$1,278	$(4,950)	$(1,662)

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through 132 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	January 23,	July 25,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$460	$555
Accounts receivable	3,090	2,643
Income tax receivable	102	172
Merchandise inventories	22,384	21,836
Prepaid expenses and other current assets	3,239	2,543
Deferred income tax assets	2,429	3,117
Total current assets	31,704	30,866

PROPERTY AND EQUIPMENT, Net	18,698	20,663
INTANGIBLE AND OTHER ASSETS	25,663	26,108
TOTAL ASSETS	$76,065	$77,637

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Revolving credit and bridge facilities	$12,440	$9,245
Accounts payable and other accrued expenses	26,547	22,723
Deferred revenue from gift cards	1,897	1,692
Total current liabilities	40,884	33,660

DEFERRED RENT AND TENANT ALLOWANCES	5,037	4,707
LONG TERM DEBT – related party	13,744	13,336
OTHER	100	16
DEFERRED INCOME TAX LIABILITIES	11,465	12,153
TOTAL LIABILITIES	71,230	63,872

PREFERRED STOCK, $.01 par value – authorized, 10,000,000 shares at January 23, 2010 and July 25, 2009; issued and outstanding 3,629,325 shares of Series A preferred stock at January 23, 2010 and July 25, 2009	7,500	7,500

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY (DEFICIENCY):
Common stock, $.01 par value – authorized, 200,000,000 shares at January 23, 2010 and July 25, 2009; issued and outstanding 26,418,185 shares at January 23, 2010 and 26,394,158 shares at July 25, 2009	264	263
Additional paid-in capital	60,835	60,444
Accumulated deficit	(63,690)	(54,375)
Accumulated other comprehensive loss	(74)	(67)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)	(2,665)	6,265
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)	$76,065	$77,637

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	January 23,	January 24,	January 23,	January 24,
	2010	2009	2010	2009

Net sales	$41,321	$52,516	$78,529	$95,081
Cost of goods sold, buying and occupancy	27,286	34,223	51,892	62,110
Gross profit	14,035	18,293	26,637	32,971
Selling, general and administrative expenses	18,141	18,812	34,694	38,187
Goodwill impairment	-	19,100	-	19,100
Operating loss	(4,106)	(19,619)	(8,057)	(24,316)
Interest expense, net	589	421	950	849
Loss before income tax provision	(4,695)	(20,040)	(9,007)	(25,165)
Income tax provision	23	21	47	41
Net loss	(4,718)	(20,061)	(9,054)	(25,206)
Less: Preferred stock dividends	142	140	261	281
Net loss applicable to common shareholders	$(4,860)	$(20,201)	$(9,315)	$(25,487)

Basic net loss per share	$(0.18)	$(0.77)	$(0.35)	$(0.97)

Diluted net loss per share	$(0.18)	$(0.77)	$(0.35)	$(0.97)

Weighted average shares outstanding – basic	26,417	26,192	26,412	26,182
Weighted average shares outstanding – diluted	26,417	26,192	26,412	26,182

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